Exhibit 99.35
PROPERTY INSIGHT
TITLE PRODUCTION SERVICES AGREEMENT
          This Agreement is effective as of June 5, 2007 between Property Insight LLC and Fidelity National Default Solutions, Inc, and is being executed for the purpose of providing search packages by or through Property Insight (collectively, the “Services”), pertaining to real property in the County or Counties as (each, a “County”) set forth on the applicable County Schedule(s) or to transactions relating to such real property. The terms of each County Schedule and all Appendixes thereto, are hereby incorporated into this Agreement by this reference.
1.	SERVICES
          (a) DESCRIPTION. Property Insight shall perform the following:
          Real property searching as described in Appendix “A” hereto attached. Delivery of searched results electronically (to site or printer (if ordered) designated by customer). Property Insight will return those open order requests that do not qualify to be searched, or examined by Property Insight (Commercial properties and properties located within a “Rancho” or have not been insured in the current plant time will be returned to customer for handling without charge) within 1 hour of receipt. The return will be made by e-mail notification to a designated employee of the Customer.
          Property Insight’s business hours are 6:30am to 3:30pm Pacific Standard Time. Any order opened after 3:00pm will be processed as being opened the following business day.
          (b) CUSTOMER’S OBLIGATION. Customer must have a plant access agreement with Property Insight in any county where a request is being made. Customer must have an image access agreement in any county where a request is being made; Customer agrees to work with their data provider on establishing connectivity to Property Insight, if necessary. Customer must provide Property Insight with a form acceptable to both Customer and Property Insight to open an order; the form can be delivered to Property Insight via, facsimile, or automatic electronic delivery in PDF or TIFF formats to a designated FTP site or e-mail. Customer must provide a designated electronic site for delivery of search results and preliminary report from Property Insight. Customer must provide training on Customer’s production system if Property Insight is populating the Customers production system. Customer must provide a “write-up” manual or “code book” and any searching and/or examining guidelines unique to its preliminary report, for preparation within Customer’s production system. Customer will provide any and all underwriting guidelines specific to their preliminary report preparation. Customer will provide on-going feedback regarding underwriting changes and product preparation modifications. Customer will provide on-going feedback regarding accuracy, speed and format of completed searches and products provided by Property Insight.
2.	LIABILITY
          (a) WARRANTY EXCLUSION AND LIMITATION OF DAMAGE. PROPERTY INSIGHT MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE, CONCERNING THE ACCURACY OR COMPLETENESS OF THE SEARCH PACKAGE. Customer agrees that in no event shall Property Insight be liable for any lost profits or for any special, consequential or exemplary damages, even it Property Insight has been advised of the possibility of such damages. Upon being advised of an error by Property Insight from the Customer, Property Insight will either fix the error or re-process the search or product at no charge. Customer agrees that in no event shall Properly Insight be liable for any lost profits or for any special, consequential or exemplary damages, even if Property Insight has been advised of the possibility of such damages.
          (b) DISCLAIMER OF LIABILITIES. Property Insight and Customer agree that no other person, firm or corporation not a party to this Agreement has or shall acquire any rights under this Agreement. Property Insight and Customer also agree that Property Insight assumes no liability, and shall not be held liable to Customer, or to Customer’s customers or insured’s, or to any other person to whom Customer may furnish any title policy, binder, guarantee, endorsement or other title assurance, or to any property owner or party to any insured deed of trust, except as stated at Paragraph 3(a).
          (c) It is understood and agreed between the parties that Property Insight will rely, and shall be entitled to rely, on the accuracy of the information provided by Customer. It is further understood and agreed between the parties that Property Insight will make no investigation into and shall have no responsibility for the propriety, or lack thereof, of issuing the search packages, commitments, reports, policies or guarantees.
3.	USE OF SEARCH PACKAGES
          Services furnished to Customer under Agreement are to be used by Customer solely for the purpose of policy distribution for specific real estate transactions on specific parcels of real property involved in Customer’s title orders.
4.	FEES AND PAYMENT
          (a) FEES. Customer will pay Property Insight the fees for the Services specified in the County Schedules. Any monthly minimum fee shall be due and payable regardless of whether or not Customer finds it necessary to use the applicable Service. The fees and charges do not include taxes. Customer will pay, or reimburse, Property Insight for payment of, any applicable sales, use, personal property or similar taxes and any government charges based on transactions hereunder, exclusive of corporate income or franchise taxes based on Property Insight’s net income. Property Insight may increase the fees set forth in each County Schedule as follows: (i) annually on the anniversary date of the Agreement by the percentage amount indicated by the annual change in the Consumer Price Index for Urban Wage Earners and Clerical Workers for the national average as compiled by the U.S. Department of Labor, Bureau of Labor Statistics (“Index”) for the twelve (12) months immediately preceding the adjustment date or 3% whichever is greater, (ii) monthly where the cost to acquire documents or other media necessary to create or provide the service increases.
          (b) DUE DATE. Customer shall pay all sums which are due and payable to Property Insight within 30 days after the invoice date, with the exception of fees based on customer provided criteria (including any applicable minimum monthly fee) which are due and payable together with the report for such month on or before the 10th day of each month. Customer will be in default under this Agreement whenever Customer fails to pay any sum due to Property Insight for a period of thirty (30) days after the sum has become due and payable. To cure that default, the sum then due, plus a late payment fee equal to ten percent (10%) of the sum then due (or the maximum rate or amount allowed by applicable law if less), must be paid to Property Insight.
5.	SYSTEMS CHANGES
          Property Insight may in the future develop or acquire systems enhancements that may provide for additional services. These systems enhancements may provide Customer with a more efficient system. If and when those systems enhancements are available, Property Insight and Customer will enter into good faith negotiations to arrive at additional charges for Customer’s use of that enhancement.
6.	DEFAULT
          (a) TERMINATION ON DEFAULT. If either party does not faithfully perform all of the terms and provision of the Agreement or in any manner fails, refuses or neglects to perform its obligations under this Agreement and does not cure that default within thirty (30) days after receipt of written notice specifying the default, then this Agreement may be terminated by the party not in default.
          (b) NONEXCLUSIVE REMEDIES. Any right of termination is in addition to any other remedy provided by law or equity.
          (c) NONWAIVER. Failure by either party to declare a termination of this Agreement for the breach of any one or more of the provisions contained in the Agreement or a failure of either party to take action under the provisions of this Agreement for a breach, will never be construed as a waiver of the breach or any subsequent breach of the same or other provision of this Agreement. On the contrary, either party may at any time exercise any or all of its rights upon breach, in accordance with applicable provisions of this Agreement.
          (d) TERMINATION ON DEFAULT BY CUSTOMER. In the event of a default by Customer for any reason, Property Insight will be under no further obligation to continue to produce products until such time as said default is cured.
7.	CONSTRUCTION AND PERFORMANCE
          This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared this Agreement and in accordance with the laws of the State of California. The headings of each numbered paragraph are to assist in reference only and are not be used in the interpretation of the paragraphs.

8.	ARBITRATION
          If any dispute arises between the parties to this Agreement or if either party institutes an action against the other party for breach of this Agreement, at either party’s option, all issues shall be resolved and decided through arbitration. Said arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Los Angeles by a single arbiter mutually agreed upon by both parties. If the parties have not agreed to a mutually acceptable arbitrator within thirty (30) days of the date of the notice to arbitrate the dispute shall be resolved and decided by a panel of three arbitrators as follows: one arbitrator chosen by each of the parties and one selected by the AAA from its regularly maintained list of commercial arbitrators. The arbitrator shall conduct a single hearing for the purpose of receiving evidence and shall render a decision with thirty (30) days of the conclusion of the hearing. The decision of the arbitrator shall be binding and final.
9.	SAVINGS CLAUSE
          If any one or more of the terms, provisions, promises, covenants or conditions of this Agreement, or their application to any person, corporation, other business entity, or circumstance is to any extent adjudged invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurors, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreements and their application to other persons, corporations, business entities or circumstances shall not be affected and shall be valid and enforceable to the fullest extent permitted bylaw.
10.	ATTORNEYS’ FEES AND COSTS
          If either party institutes an action against the other party for breach of this Agreement, the successful party shall be entitled to recover costs, expenses and attorneys’ fees as the court (or if applicable, the arbitrator) directs.
11.	INTERPRETATION
          This Agreement is to be construed under the laws of the State of California; provided that the Services will be performed in accordance with the laws of the State where such Services are performed. If any one or more of the terms, provisions, promises, covenants or conditions of this Agreement, or their application to any person, corporation, other business entity, or circumstance is to any extent adjudged invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement and their application to other persons, corporations, business entities, or circumstances shall not be affected and shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared this Agreement. The headings of each section and paragraph are to assist in reference only and are not to be used in the interpretation of this Agreement. Nothing contained in this Agreement is to be deemed to constitute an association, partnership or joint liability between the parties. The parties have no intention or thought to agree between themselves, or even to confer together, as to underwriting methods, as to fees or premiums to be charged by them to their customers, or as to any other processes or practices of either party except as otherwise stated or prescribed by any Issuing Agency Agreement entered into between the parties or, if applicable, their affiliates.
12.	ASSIGNMENT OR TRANSFER
          This Agreement cannot be assigned, in whole or in part, by Customer without the prior written consent of Property Insight, which consent shall not be unreasonably withheld. If Customer’s rights and benefits in this Agreement are transferred in whole or in part by involuntary method, or by operation of law, Property Insight shall have the right to terminate this Agreement if the result is not satisfactory to Property Insight. Any assignment in contravention of this Section shall be void.
13.	BENEFIT
          This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is solely for the benefit of the parties hereto and no third party will have the right or claim to the benefits afforded either party hereunder.
14.	COMPLIANCE WITH LAWS AND REGULATIONS
          Customer agrees to use information received from Property Insight in compliance with all applicable Federal, State and local laws and regulations, including without limitation, the Federal Credit Reporting Act (U.S.C.A. Title 15, Chapter 41, Subchapter III), as amended from time to time.
15.	SURVIVAL
          Following the expiration or termination of this Agreement, whether by its terms, operation of law or otherwise, all terms, provisions or conditions required for the interpretation of this Agreement or necessary for the full observation and performance by each party hereto of all rights and obligations arising prior to the date of expiration or termination, shall survive such expiration or termination.
16.	ENTIRE AGREEMENT
          This Agreement constitutes the entire agreement between the parties pertaining to the subject contained in it and supersedes all prior and contemporaneous agreements, both oral and written, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement is to be considered a waiver of any other provision, whether or not similar, nor is any waiver to constitute a continuing waiver. No waiver shall be binding unless set forth in a writing executed by the party making the waiver. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

17.	SCHEDULES
          Each of the Schedules, Addenda and Exhibits attached to this Agreement (initially or by way of amendment) are incorporated herein by reference as if set forth in full.
18.	NOTICES
          All written notices permitted or required to be given under this Agreement may be personally delivered to the office of the other party(s), or shipped via a nationally recognized overnight courier service, or mailed to the office of the other party(s) by Certified United States Mail. Each notice shall be addressed to the address set forth under the party’s signature. Any notice delivered hereunder will be effective on the date delivered when delivered personally or by overnight courier, or on the third business day after mailing if mailed by Certified United States Mail. Either party may, by written notice to the other via first class mail, change its address for notices.
          IN WITNESS WHEREOF, the parties have executed This Agreement as of the Effective Date below.

Property Insight	Customer

Property Insight, a California Limited Liability Corporation	Fidelity National Default Solutions, Inc.

Customer

15661 Redhill Avenue, Suite 201

Address

Tustin, CA 92780

City, State, Zip

949-622-4213

Telephone

/s/ John Walsh	/s/ Andy Fragassi

By (Signature)	By (Signature)

John Walsh	Andy Fragassi

Print Name	Print Name

President	Vice President

Title	Title

June 5, 2007	May 1, 2007

Effective Date	Date

Mailing Address For Notices:	Address For Notices: [x] Same As Above

PROPERTY INSIGHT 1007 East Cooley Drive Colton, CA 92324 Attn: VP Sales Phone (909) 876-6504 Fax (909) 872-6493